Exhibit 99.1

FOR IMMEDIATE RELEASE

National Interstate Corporation Announces

Key Management Promotions

Richfield, OHIO, August 12, 2005 — National Interstate Corporation (NASDAQ: NATL) announces two changes to the Corporation’s executive management team to be effective immediately. The objectives for these executive management changes and several other management changes that are being implemented simultaneously are threefold:

•	To begin preparing the organization and its management for an orderly transition of the Corporation’s executive management structure.

•	To reorganize current management assignments to better focus on the Corporation’s high impact opportunities.

•	To challenge and prepare our key managers for future assignments.

David Michelson is promoted to Executive Vice President and Chief Operating Officer. In this newly created position, Mr. Michelson will be responsible for leading all business operations and for achieving the Corporation’s written premium and underwriting profit objectives. Mr. Michelson began his employment with the Corporation in 1992 and will continue to report to Alan Spachman, Chairman and President.

Terry Phillips is promoted to Senior Vice President. In his expanded role, Mr. Phillips will oversee the Claims and Reinsurance functions and be responsible for the Agency Programs and new Alternative Transportation Programs business units. Mr. Phillips was initially employed by the Corporation in 1999 and will report to Mr. Michelson.

Referring to these changes, Mr. Spachman said, “We are pleased to recognize these proven managers and provide them with additional opportunities to impact our results. These two promotions, along with several other changes in management assignments, are the first visible steps in the implementation of our long-term succession strategy.”

About National Interstate Corporation

National Interstate Corporation (NASDAQ: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our core products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies that we refer to as our alternative risk transfer operations, specialty personal lines, primarily recreational vehicle coverage, and transportation and general commercial insurance in Hawaii. We offer our products through multiple distribution channels including independent agents and brokers, affiliated agencies and the Internet. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. Ohio-based National Interstate is a subsidiary of American Financial Group, Inc. (NYSE: AFG; NASDAQ), is headquartered in Richfield, Ohio, near Cleveland, Ohio.

Forward Looking Statements

This release may contain forward-looking statements that are subject to risks and uncertainties. Although National Interstate Corporation believes that the expectations reflected in its forward-looking statements are reasonable, actual results could differ materially from those expectations. Important cautionary statements and risk factors that could affect actual results are discussed in materials filed by National Interstate Corporation with the Securities and Exchange Commission.

Contact:	Mike Bourgon
VP – Investor Relations
(330) 659-8900
mike.bourgon@nationalinterstate.com